Exhibit 5.2

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: (714) 540-1235 Fax: (714) 755-8290 www.lw.com

FIRM / AFFILIATE OFFICES

	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
May 26, 2004	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
Washington, D.C.

File No. 036515-0048

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, California 92083

Re: $50,000,000 5.95% Senior Unsecured Notes Due June 1, 2014

Ladies and Gentlemen:

In connection with the registration by Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”) on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on June 18, 2003 (Registration No. 333-106250), as amended by Amendment No. 1 filed on June 20, 2003, as further amended by Amendment No. 2 filed on September 8, 2003, as further amended by Amendment No. 3 filed on October 29, 2003, as further amended by Amendment No. 4 filed on December 15, 2003 (collectively, the “Registration Statement”), of $50,000,000 aggregate principal amount of 5.95% Senior Unsecured Notes due June 1, 2014 (the “Securities”), to be issued under an Indenture dated as of April 6, 2001 between the Company and The Bank of New York, as trustee (the “Indenture”), you have requested our opinion forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Indenture and the issuance of the Securities. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. We understand that certain matters concerning the laws of the State of Maryland are addressed in an opinion of Venable LLP separately provided to you, and we express no opinion with respect to those matters.

May 26, 2004

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Securities, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered on behalf of the Company against payment therefor, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion rendered in the paragraph above relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture; (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (vi) we express no opinion with respect to whether the acceleration of the Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

With your consent, we have assumed for purposes of the opinion that (i) each of the parties to the Indenture and the Securities (collectively, the “Operative Documents”) other than the Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties other than the Company to the Operative Documents, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We express no opinion as to any state of federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents.

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities under the Indenture of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

This opinion is rendered only to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K dated May 21, 2004. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, provided however, that investors purchasing securities pursuant to the Registration Statement may rely on this opinion, as of the date hereof. We consent to your filing this opinion as an exhibit to the 8-K disclosing the offering of the Securities and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus.

Very truly yours,

                /s/ Latham & Watkins LLP